Regarding an Offer by

THE DENALI FUND INC.

to Purchase for Cash

Up to 400 of Its

Outstanding Auction Preferred Shares

May 18, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed to act as Depositary in connection with the offer by The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), to purchase for cash up to 400 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2010 and the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the APS Shares is an amount per share, net to the seller in cash, equal to $18,750 or 75% of the liquidation preference of $25,000 per share, plus any unpaid dividends accrued through the Expiration Date (as that term is defined pursuant to the Offer).

We are asking you to contact your clients for whom you hold APS Shares registered in your name (or in the name of your nominee) or who hold APS Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.       The Offer to Purchase dated May 18, 2010;

2.       Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

3.       Notice of Guaranteed Delivery to be used to accept the Offer if the APS Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

4.       A form of letter which may be sent to your clients for whose accounts you hold APS Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

5.       A return envelope addressed to the Depositary.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 16, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is not being made to, nor will the Fund accept tenders from, holders of APS Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of APS Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock or share transfer taxes applicable to its purchase of APS Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See section 4, "Procedures for Tendering Preferred Shares," of the Offer to Purchase.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of APS Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., Eastern time, on June 16, 2010.

Neither the Fund, the investment advisers to the Fund, nor the Board of Directors of the Fund makes any recommendation to any holder of APS Shares as to whether to tender all or any APS Shares.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Colbent Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.